Exhibit 99.1

Summit Financial Services Group Announces Expansion of Marketing and Recruiting Efforts With the Assistance of Pro Football Hall of Fame Coach Don Shula

Boca Raton, Florida, January 12, 2011 – Summit Financial Services Group, Inc. (OTC Bulletin Board: SFNS - News) announced today that, as part of the expansion of its marketing and recruiting efforts, it has entered into an agreement pursuant to which Don Shula, the winningest coach in the history of the National Football League, will serve as a corporate spokesperson for recruiting financial advisors.

Marshall Leeds, Summit’s Chairman and Chief Executive Officer, stated, “We are extremely pleased that Coach Shula, the only coach to lead a professional football team to an undefeated season, as well as a pro football Hall of Fame inductee, has agreed to support Summit in the growth of our firm. We strongly believe that financial advisors will respond well to Coach Shula’s reputation, both on and off the field, for winning, leadership, integrity and honor, which will help cement the Firm’s reputation as a leading independent broker-dealer.”

Coach Shula expressed similar enthusiasm when he stated, “I see in the management and employees of Summit the same types of characteristics that I looked for when building championship teams. I look forward to my new role in working with Summit to recruit the industry’s best advisors.”

Summit Brokerage is registered with the Securities and Exchange Commission (SEC), and is a member of FINRA (f/k/a NASD), the Municipal Securities Rule Making Board, and the National Futures Association. The Company currently offers its services through a network of approximately 305 registered representatives, and its business plan is focused primarily on increasing its network of affiliated registered representatives through recruitment as well as by acquisitions.

“Forward-looking” Statements

This press release may contain “forward-looking” statements, as defined in the Private Securities Litigation Reform Act of 1995, as amended. Any such statements are made pursuant to the safe-harbor provisions of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended, and they involve a number of risks and uncertainties that could cause actual results to differ materially from those that may be anticipated by or from the forward-looking statements. Important factors that could cause such a difference are set forth in the Company’s filings with the Securities and Exchange Commission and include, but are not limited to, investor confidence and the performance of the securities markets, and the availability of suitable candidates for the Company’s acquisition or recruitment.

For additional investor relations information, contact Summit Financial Services Group, Inc., Boca Raton, Florida — Steven C. Jacobs, CFO, 561-338-2600.